Exhibit 3.10

MC-220573

Certificate Of Incorporation

*I, **D. EVADNE EBANKS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Alpha Aurora Company

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd day of December Two Thousand Eight

Given under my hand and Seal at George Town in the Island of Grand Cayman this 3rd day of December Two Thousand Eight

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. D. EVADNE EBANKS)

Sig..

D. Evadne Ebanks
Assistant Registrar

Date ***03 December 2008***

Assistant Registrar of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS